Exhibit 99.1

news release

QLT ANNOUNCES FOURTH QUARTER AND YEAR END 2011 RESULTS

Provides Guidance for 2012 and Pipeline Update

For Immediate Release	February 23, 2012

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company today reported financial results for the fourth quarter and full year ended December 31, 2011, and issued its financial guidance for 2012. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.

2011 FINANCIAL RESULTS

Worldwide Visudyne® Product Sales

Visudyne sales for the fourth quarter of 2011 were $22.4 million, a decrease of 8.4% from the fourth quarter of 2010. Sales in the U.S. were $5.4 million, down 9.1% from the prior-year fourth quarter, and sales outside the U.S. were $17.1 million, down 8.2% from the prior year. For the full year 2011, worldwide Visudyne sales were $90.3 million, 0.4% lower than in 2010, as U.S. sales declined 7.0%, while non-U.S. sales increased by 1.8%.

QLT Revenues

For the fourth quarter, total revenue of $11.1 million was up 10.4% from the prior year primarily because the current quarter included $1.9 million of Net Product Revenue related to a shipment of Visudyne to Novartis, while the fourth quarter of 2010 included none. This increase was partially offset by lower U.S. Visudyne sales and rest of world royalties.

For the full year 2011, total revenue of $42.2 million was down $2.5 million from 2010. In 2010, following the amendment of our Visudyne PDT Product Development, Manufacturing and Distribution Agreement (“Amended PDT Agreement”) with Novartis, revenue reflected the recognition of approximately $5.0 million of previously deferred revenue for inventory shipped to, and paid for by, Novartis in prior years. Excluding this item, total revenue in 2011 would have been up approximately $2.5 million from the prior year, as higher Net Product Revenue from shipments to Novartis and higher rest-of-world royalties were partially offset by the year-over-year decline in U.S. Visudyne sales.

QLT Expenses / Other Income

Cost of Sales in the fourth quarter was $3.0 million, down from $3.4 million in the prior year. For the full year 2011, Cost of Sales was $10.4 million, compared to $15.2 million in 2010. The year-over-year decrease was due primarily to $4.0 million of Cost of Sales in 2010 associated with the recognition of previously deferred revenue described above.

Research and Development (R&D) expense was $11.2 million in the fourth quarter, up from $10.7 million in the fourth quarter of 2010. For the full year, R&D expense was $43.5 million in 2011, compared to $33.5 million in 2010. For both periods the increases were primarily due to higher spending on QLT091001, which was only partially offset by lower spending on punctal plugs and the discontinuation of the QLT091568 program at the end of 2010.

For the fourth quarter, Selling, General and Administrative (SG&A) expense was $6.5 million, up from $5.6 million in 2010. For the full year, SG&A expenditures of $25.7 million were up from the $20.8 million reported in 2010. In both cases, the increase was primarily due to higher U.S. Visudyne sales and marketing spend, as well as potential payor strategy research related to QLT091001.

Investment and Other Income of $3.8 million in the fourth quarter included a $3.2 million gain for the Fair Value Change in Contingent Consideration. This gain occurred primarily because the Contingent Consideration asset is recorded as the present value of expected future payments, and therefore as each quarter elapses, even if no changes are made to the underlying Eligard® forecast, we will book a gain related to the time value of money as we move one quarter closer to realizing the full face value of the asset. Also in the fourth quarter, there was additional gain in the Fair Value Change in Contingent Consideration due to a reduction in the discount rate used to estimate the present value of the expected future payments. For the full year 2011, Investment and Other Income totaled $11.2 million, including $10.1 million in gains related to the Fair Value Change in Contingent Consideration.

Operating Loss

The operating loss for the fourth quarter was $10.0 million, in line with the $9.9 million operating loss in the prior-year fourth quarter, as improvement in Visudyne gross profit offset the increase in R&D and SG&A expense in the quarter. The full-year operating loss for 2011 was $38.8 million, compared to $26.0 million in 2010. The full-year loss increased primarily because of higher R&D and SG&A expenses compared to the prior year.

Provision for Income Taxes

The provision for income taxes was $0.4 million in the fourth quarter and $2.8 million for the full year 2011, down from $16.4 million and $10.9 million in the same periods of 2010. The large provisions in the fourth quarter and full year 2010 were primarily due to the application of a valuation allowance on certain of our deferred income tax assets.

Earnings Per Share (EPS) / Loss Per Share, Adjusted EBITDA

GAAP loss per share was $0.13 in the fourth quarter of 2011 compared to a $0.38 loss per share in the fourth quarter of 2010. The loss was lower in 2011 primarily because the prior year quarter included the large tax provision, described above. For the full year, loss per share in 2011 was $0.61, compared to a loss per share of $0.33 in 2010. The decline occurred primarily because R&D and SG&A expenses were higher in 2011, and the gain from the Fair Value Change in Contingent Consideration was lower than in the prior year. These two items were partially offset by the lower provision for income taxes reported in 2011.

Non-GAAP EPS was $0.04 in the fourth quarter. The items excluded in the determination of non-GAAP EPS were stock compensation expense, the Fair Value Change in Contingent Consideration, and a milestone earned related to the 2010 sale and license of certain dermatology assets. We also added back $11.1 million of Contingent Consideration earned during the fourth quarter. For the full year 2011, non-GAAP EPS was $0.06. In addition to the adjustments previously listed, the full-year non-GAAP figure also excluded separation costs recorded in the first quarter of 2011 related to the departure of the Company’s Chief Medical Officer.

Adjusted EBITDA plus Contingent Consideration earned was $2.1 million in the fourth quarter and $5.0 million for the full year 2011, as follows:

	000000	000000
(In millions of United States dollars)	Three months ended December 31, 2011	Year ended December 31, 2011
GAAP operating loss	$(10.0)	$(38.8)
+ Stock-based compensation	0.7	2.7
+ Depreciation	0.4	1.4
+ Separation costs	—	0.8
+ Contingent Consideration earned	11.1	38.9

Adjusted EBITDA plus Contingent Consideration earned	$2.1	$5.0

The full reconciliations of GAAP to non-GAAP financial measures for the fourth quarter and year ended December 31, 2011 are provided in Exhibits 1 and 2. The adjusted non-GAAP financial measures have no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. We believe that the adjusted non-GAAP financial measures may be useful to investors to analyze the results of our business. We use these non-GAAP measures internally to evaluate our financial results. Certain items are excluded from non-GAAP financial measures because we consider such items to be outside of our core operating results or because they represent non-cash expenses or gains.

“We are pleased to report that our adjusted EBITDA including Contingent Consideration was $5.0 million in 2011,” said Cameron Nelson, Senior Vice President, Finance and Chief Financial Officer of QLT. “We were able to achieve this result during a year in which we increased our R&D spending by 30% to $43.5 million to advance our development pipeline, primarily the synthetic retinoid program for inherited retinal disease and the punctal plug delivery system for glaucoma.”

Cash and Cash Equivalents

The Company’s consolidated cash balance at December 31, 2011 was $205.6 million, down slightly from the $209.5 million balance at the end of 2010.

Share Repurchase Program Update

The Company’s normal course issuer bid program expired on December 15, 2011. In total, since the program commenced on December 16, 2010, the Company repurchased approximately 2.7 million shares at an average price of $6.99 per share, for a total cost of $18.9 million, including approximately 500 thousand shares in the fourth quarter of 2011 at an average price of $6.85 per share. In aggregate since the Company began repurchasing shares in 2005, it has purchased approximately 46.5 million shares at an average price of $5.40 per share, for a total cost of approximately $251 million.

2012 GUIDANCE

•	Total revenue is projected to be approximately $35 million to $40 million.

•	Cost of Sales is expected to be approximately $6.5 million to $8.5 million.

•	R&D expense is expected be approximately $52 million to $57 million.

•	SG&A expense is expected to be approximately $27 million to $30 million.

•	Contingent consideration earned for the 2009 sale of QLT USA is projected to be approximately $35 million to $39 million in 2012.

•

Adjusted EBITDA plus Contingent Consideration earned for the sale of QLT USA (derived on the same basis as outlined in our 2011 fourth quarter results) is projected to be a loss in the range of -$10 million to -$17 million.

•	The income tax provision is expected to be approximately $1 million to $2 million.

•	Capital expenditures are expected to be $2 million to $3 million.

PIPELINE UPDATE

QLT is currently conducting Phase 1b clinical proof-of-concept studies of QLT091001, a synthetic retinoid replacement therapy for 11-cis-retinal, a key biochemical component of the visual cycle, in patients with Leber Congenital Amaurosis (LCA) and Retinitis Pigmentosa (RP). QLT is also developing a proprietary punctal plug technology for the delivery of drugs topically to the eye through controlled sustained release to the tear film. Phase II clinical studies are underway to investigate the treatment of glaucoma with this delivery system.

QLT091001 orphan drug program for the treatment of LCA and RP:

•

Retinitis Pigmentosa – We have completed the target enrolment in the RP cohort with 17 subjects treated at investigator sites in Canada, the U.S. and Europe. We expect to report preliminary endpoint data from the RP cohort in the first quarter of 2012. A retreatment study for RP patients treated in the initial Phase 1b study has been initiated.

•

Leber Congenital Amaurosis – We continue to monitor follow-up of the 14 LCA subjects that were treated in the Phase 1b study and have begun retreatment of some of the LCA subjects, as needed, in a retreatment study. Discussions with the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) concerning the design and protocol requirements for a potential pivotal trial of QLT091001 for the treatment of LCA in 2012 are ongoing.

•

Program Safety Studies – Pre-clinical and clinical studies are also ongoing to further evaluate the safety and tolerability of QLT091001. Data from an ongoing safety study in healthy volunteers to test intermittent, multiple oral dosing cycles of QLT091001 are expected in 2012.

Punctal Plug Drug Delivery System (PPDS) for the treatment of Glaucoma:

•

Phase II Glaucoma Studies – We have initiated two Phase II clinical trials at multiple investigator sites in the U.S. to further evaluate the safety, efficacy and duration of effect of the latanoprost punctal plug delivery system (L-PPDS). The studies are designed to address questions raised from the L-PPDS Phase II trial completed in 2011, including assessment of the effect of tearing, latanoprost dosage and the single versus double plug approaches, and to evaluate longer duration of sustained release. The study designs utilize variable plug placement (in either or both upper and lower punctum) of the L-PPDS containing different doses of latanoprost up to a total 190 µg of latanoprost over a 12-week period, and address two primary study objectives: (i) to reduce baseline intraocular pressure (IOP) greater than 5 mmHg at various time points between 30 – 90 days, and (ii) to determine the optimal plug placement for IOP lowering effects to optimize the design of next stage clinical trials. Enrolment in these trials is ongoing. Results and analysis from these trials are expected in the second half of 2012.

•

Device-Only Study – In conjunction with the Phase II clinical trials in glaucoma, we are conducting a multicenter, device-only feasibility study to evaluate the safety, tolerability, comfort, tearing, ease of handling and insertion/removal, and retention of prototype upper and lower punctal plug designs in healthy volunteers with up to 12 weeks of follow-up.

If the dosing and device-only clinical studies are successful, our goal is to commence Phase III clinical development activities for the L-PPDS in 2013.

Passive Foreign Investment Company

The Company believes that it qualified as a Passive Foreign Investment Company (PFIC) for 2008 – 2011, and that it may qualify as a PFIC in 2012, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for additional information.

QLT Inc.—Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In accordance with United States generally accepted accounting principles)

	Three months ended December 31,		Year ended December 31,
(In thousands of United States dollars, except per share information)	2011	2010	2011	2010
(Unaudited)
Revenues
Net product revenue	$7,653	$6,307	$28,376	$31,093
Royalties	3,410	3,713	13,852	13,604

	11,063	10,020	42,228	44,697

Costs and expenses
Cost of sales	2,992	3,391	10,414	15,204
Research and development	11,199	10,709	43,533	33,485
Selling, general and administrative	6,484	5,570	25,683	20,808
Depreciation	394	280	1,433	1,202

	21,069	19,950	81,063	70,699

Operating loss	(10,006)	(9,930)	(38,835)	(26,002)

Investment and other income
Net foreign exchange (losses) gains	(186)	285	(147)	363
Interest income	139	234	673	1,834
Fair value change in contingent consideration	3,214	6,325	10,078	16,493
Other gains	610	284	629	674

	3,777	7,128	11,233	19,364

Loss before income taxes	(6,229)	(2,802)	(27,602)	(6,638)

Provision for income taxes	(388)	(16,428)	(2,814)	(10,901)

Net loss	$(6,617)	$(19,230)	$(30,416)	$(17,539)

Basic and diluted net loss per common share	$(0.13)	$(0.38)	$(0.61)	$(0.33)

Weighted average number of common shares outstanding (thousands)
Basic	49,143	51,148	50,105	52,382
Diluted	49,143	51,148	50,105	52,382

QLT Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In accordance with United States generally accepted accounting principles)

(In thousands of United States dollars)	December 31, 2011	December 31, 2010
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$205,597	$209,478
Accounts receivable	9,985	10,659
Current portion of contingent consideration	34,669	36,520
Income taxes receivable	321	61
Inventories	1,938	3,324
Current portion of deferred income tax assets	1,351	3,643
Current portion of mortgage receivable	5,874	2,004
Prepaid and other	1,404	2,958

	261,139	268,647

Property, plant and equipment	4,731	3,035
Deferred income tax assets	1,350	2,700
Mortgage receivable	—	6,013
Long-term inventories and other assets	12,046	13,319
Contingent consideration	65,278	94,069

	$344,544	$387,783

LIABILITIES
Current liabilities
Accounts payable	$6,099	$6,031
Income taxes payable	29	716
Accrued liabilities	7,679	6,405

	13,807	13,152

Uncertain tax position liabilities	1,732	1,687

	15,539	14,839

SHAREHOLDERS’ EQUITY
Common shares	458,118	479,998
Additional paid-in capital	296,003	287,646
Accumulated deficit	(528,085)	(497,669)
Accumulated other comprehensive income	102,969	102,969

	329,005	372,944

	$344,544	$387,783

As at December 31, 2011, there were 48,927,742 issued and outstanding common shares and 6,048,197 outstanding stock options.

QLT Inc. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings for the Three Months Ended December 31, 2011	Exhibit 1

(In millions of United States dollars, except per share information)	Three months ended December 31, 2011 GAAP	Adjustments		Three months ended December 31, 2011 Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$7.7	$—		$7.7
Royalties	3.4	—		3.4

	11.1	—		11.1

Cost and expenses
Cost of sales	(3.0)	0.0	(a)	(3.0)
Research and development	(11.2)	0.4	(a)	(10.8)
Selling, general and administrative	(6.5)	0.3	(a)	(6.2)
Depreciation	(0.4)	—		(0.4)

	(21.1)	0.7		(20.4)

Operating loss	(10.0)	0.7		(9.3)

Investment and other income
Net foreign exchange losses	(0.2)	—		(0.2)
Interest income	0.1	—		0.1
Fair value change in contingent consideration	3.2	(3.2	)(b)	—
Other gains	0.6	(0.3	)(c)	0.4

	3.8	(3.5)		0.3

Loss from continuing operations before income taxes	(6.2)	(2.8)		(9.0)

(Provision for) recovery of income taxes	(0.4)	0.4	(d)	0.0

Loss from continuing operations	(6.6)	(2.4)		(9.0)

Income from discontinued operations, net of income taxes	—	11.1	(e)	11.1

Net (loss) income	$(6.6)	$8.7		$2.1

Basic and diluted net (loss) income per common share:
Continuing operations	$(0.13)			$(0.18)
Discontinued operations	—			0.23

Net (loss) income	$(0.13)			$0.04

Weighted average number of common shares outstanding (in millions):

Basic	49.1			49.1
Diluted	49.1			49.1

Adjustments:

(a)	Remove stock-based compensation.
(b)	Remove fair value change in contingent consideration.
(c)	Remove milestone related to the license and sale of certain dermatology assets in 2010.
(d)	Remove income tax impact of the above adjustments.
(e)	Add contingent consideration earned based on fourth quarter Eligard royalties.
(1)	The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

QLT Inc. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings for the Year Ended December 31, 2011	Exhibit 2

(In millions of United States dollars, except per share information)	Year ended December 31, 2011 GAAP	Adjustments		Year ended December 31, 2011 Non-GAAP(1)
(Unaudited)

Revenues
Net product revenue	$28.4	$—		$28.4
Royalties	13.9	—		13.9

	42.2	—		42.2

Cost and expenses
Cost of sales	(10.4)	0.1	(a)	(10.3)
Research and development	(43.5)	1.5	(a)	(41.5)
Selling, general and administrative	(25.7)	1.9	(a) (b)	(24.3)
Depreciation	(1.4)	—		(1.4)

	(81.1)	3.5		(77.6)

Operating loss	(38.8)	3.5		(35.3)

Investment and other income
Net foreign exchange losses	(0.1)	—		(0.1)
Interest income	0.7	—		0.7
Fair value change in contingent consideration	10.1	(10.1	)(c)	—
Other gains	0.6	(0.3	)(d)	0.4

	11.2	(10.3)		0.9

Loss from continuing operations before income taxes	(27.6)	(6.8)		(34.4)

Provision for income taxes	(2.8)	1.3	(e)	(1.6)

Loss from continuing operations	(30.4)	(5.6)		(36.0)

Income from discontinued operations, net of income taxes	—	38.9	(f)	38.9

Net (loss) income	$(30.4)	$33.3		$2.9

Basic and diluted net (loss) income per common share:
Continuing operations	$(0.61)			$(0.72)
Discontinued operations	—			0.78

Net (loss) income	$(0.61)			$0.06

Weighted average number of common shares outstanding (in millions):
Basic	50.1			50.1
Diluted	50.1			50.1

Adjustments:

(a)	Remove stock-based compensation.
(b)	Remove separation costs related to the departure of our former Chief Medical Officer.
(c)	Remove fair value change in contingent consideration.
(d)	Remove milestone related to the license and sale of certain dermatology assets in 2010.
(e)	Remove income tax impact of the above adjustments.
(f)	Add contingent consideration earned based on full year Eligard royalties.
(1)	The adjusted non-GAAP financial measures have no standardized meaning under GAAP and are not comparable between companies. Management believes that the adjusted non-GAAP financial measures are useful for the purpose of financial analysis. Management uses these measures internally to evaluate the Company’s operating performance before items that are considered by management to be outside of the Company’s core operating results.

Conference Call Information

QLT Inc. will hold an investor conference call to discuss 2011 results on Thursday, February 23, 2012 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases, developing our proprietary punctal plug delivery system, as well as U.S. marketing of the commercial product Visudyne® (which we co-developed with Novartis) for the treatment of wet age-related macular degeneration.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor Relations

David Climie

office: 604-707-7573

dclimie@qltinc.com

Media Relations

Karen Peterson

office: 604-707-7000 or 1-800-663-5486

kpeterson@qltinc.com

The Trout Group Contacts:

Christine Yang

office: 646-378-2929

cyang@troutgroup.com

Tricia Swanson

office: 646-378-2953

tswanson@troutgroup.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies – Revenue Recognition.” Visudyne sales are product sales in the U.S. by our wholly-owned U.S. subsidiary, QLT Ophthalmics, Inc., and product sales outside the U.S. by Novartis under its agreement with QLT.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: our financial guidance; our PFIC status; statements concerning our clinical development programs, regulatory pathway and future plans, including our QLT091001 Phase 1b studies and planned LCA pivotal trial, and our Phase II L-PPDS punctal plug clinical trials (latanoprost for glaucoma) (dosing and device only) and goal for Phase III development; expected benefits of our programs, progression of clinical trials and programs and timing to receive data and complete analysis; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne® or Eligard® may be less than expected (including due to competitive products and pricing); uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, our punctal plug technology and synthetic retinoid program); assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release may also contain “forward-looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.